Exhibit 99.1

NEWS RELEASE

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:

A.C. Zucaro Chairman & CEO (312) 346-8100	Leslie Loyet Analysts/Investors (312) 640-6672 lloyet@mww.com

FOR IMMEDIATE RELEASE	NYSE: ORI
WEDNESDAY, MARCH 9, 2011
OLD REPUBLIC ANNOUNCES EXERCISE OF OVERALLOTMENT OPTION

CHICAGO – March 9, 2011 - Old Republic International Corporation (NYSE: ORI), today announced that following completion of its previously reported public offering of $500 million aggregate principal amount of 3.75% convertible senior notes due 2018, the underwriters fully exercised their option to purchase up to an additional $50 million aggregate principal amount of the convertible notes on the same terms and conditions to cover overallotments, bringing the total offering to $550 million.  Old Republic intends to use a portion of the net proceeds of the offerings (including the amounts to be received upon settlement of the overallotment option) to repay certain indebtedness assumed in connection with its recent acquisition of PMA Capital Corporation, and intends to use the remainder of the net proceeds for general corporate purposes, including the making of additional capital contributions to its insurance company subsidiaries as may be necessary.

The convertible senior notes bear interest at a rate of 3.75% per year (payable semiannually on March 15 and September 15 of each year), mature on March 15, 2018, and are convertible into 64.3407 shares of common stock at any time prior to maturity.

Morgan Stanley & Co. Incorporated and UBS Securities LLC acted as joint bookrunning managers for the offering.  Copies of the final prospectus for the offering may be obtained from Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, Telephone: 866-718-1649, and UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Department, Telephone: 877-827-6444, ext. 561-3884.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, mortgage guaranty and title insurance fields.

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Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the federal securities laws regarding, among other things, Old Republic’s intention to issue the notes and its intended use of proceeds.  When used in this press release, the words “intendeds to,” “anticipates,” “expects,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  The success of the offering and the sale of the notes are subject to a number of conditions, not all of which are within Old Republic’s control.  There is no assurance that Old Republic will successfully complete the proposed offering or apply the proceeds of the offering as presently intended.  Actual results could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in the national economy, changes in the interest rate environment, and other risk factors set forth in Old Republic’s 2010 Form 10-K filed with the Securities and Exchange Commission.  Any forward-looking statements speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

For the latest news releases and other corporate documents on
Old Republic International visit www.oldrepublic.com.

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